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                                                                      EXHIBIT 12





                             JOHNSON CONTROLS, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                              (Dollars in millions)


                                                                       FOR THE SIX MONTHS
                                                                      ENDED MARCH 31, 1999
                                                                 --------------------------------

Net income                                                                       $178.0
Provision for income taxes                                                        131.4
Undistributed earnings of partially-owned affiliates                               (3.9)
Minority interests in net earnings of subsidiaries                                 14.9
Amortization of previously capitalized interest                                     1.6
                                                                            ------------
                                                                                  322.0
                                                                            ------------

Fixed charges:
      Interest incurred and amortization of debt expense                           89.0
      Estimated portion of rent expense                                            21.1
                                                                            ------------
Fixed charges                                                                     110.1
Less:  Interest capitalized during the period                                      (3.2)
                                                                            ------------
                                                                                  106.9
                                                                            ------------

Earnings                                                                         $428.9
                                                                            ============


Ratio of earnings to fixed charges (1)                                              3.9
                                                                            ============





           For the purpose of computing this ratio, "earnings" consist of (a) income from continuing operations before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates, minority interest in earnings or losses of consolidated subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.

  (1) Included in earnings is a $54.6 million pre-tax net gain on sale of businesses, as disclosed in Note 3 to the Company's consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would be 3.4.



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